Exhibit 99.1

FOR IMMEDIATE RELEASE

ELIZABETH ARDEN, INC. ANNOUNCES

SECOND QUARTER FISCAL 2013 RESULTS

~ Net Sales of $468 Million; Increase of 9% ~

~ Adjusted EPS of $1.58; Increase of 11% ~

~ Fiscal Year-to-Date Net Sales Increase of 11%; Adjusted EPS Increase of 17% ~

New York, New York (January 31, 2013) — Elizabeth Arden, Inc. (NASDAQ: RDEN), a global prestige beauty products company, today announced financial results for its second fiscal quarter ended December 31, 2012.

SECOND QUARTER RESULTS

For the quarter ended December 31, 2012, the Company reported net sales of $467.9 million, an increase of 8.8% as compared to the second quarter of the prior fiscal year. Excluding the unfavorable impact of foreign currency translation, net sales increased by 9.1%.

On a reported basis, net income per diluted share for the current year period was $1.47. On an adjusted basis, net income per diluted share for the quarter ended December 31, 2012 was $1.58, as compared to net income per diluted share of $1.42 for the prior year period. Adjusted net income per diluted share excludes acquisition-related expenses and non-recurring charges associated with the Elizabeth Arden brand repositioning. A reconciliation between GAAP and adjusted results can be found in the tables and footnotes at the end of this press release.

In North America, net sales increased 8.4% for the quarter and 13% fiscal year-to-date. The Company’s fragrance portfolio continued to add market share, with both prestige and mass retailers gaining 2.15% and 2.1%, respectively. Sales growth was driven by the recently acquired brands, new launches, including Justin Bieber’s Girlfriend, Pink Friday Nicki Minaj and Taylor Swift Wonderstruck Enchanted, which all ranked among the top fragrance launches in U.S. prestige department stores for the holiday season, and growth in existing pillar fragrance brands. Performance at prestige retailers was strong with a number of the Company’s key existing brands as well, with the largest retail sales increases posted by the Juicy Couture, John Varvatos and Curve fragrances. Net sales of Elizabeth Arden branded products decreased 6% for the quarter and 6.5% fiscal year-to-date in North America. In terms of retail sales, overall retail sales at Elizabeth Arden counters in North America were flat, with the Company’s recently converted Elizabeth Arden flagship counters increasing 24% year over year since conversion through the end of December.

Internationally, net sales grew 11% (constant rates) for the second fiscal quarter and 10% (constant rates) fiscal year-to-date. Net sales of fragrances increased 14% (constant rates) for the first six months, behind the Company’s Western European fragrance initiative. As a result, fragrance sales in Europe grew 18% (constant rates) during the same period. Net sales of Elizabeth Arden branded products grew 10% (constant rates) for the second quarter and 7% (constant rates) for the first half of the fiscal year. As for retail sales performance, retail sales of Elizabeth Arden products at international flagship doors increased by 9% since conversion, reflecting later conversion dates as compared to the flagship doors in North America.

E. Scott Beattie, Chairman, President and Chief Executive Officer of Elizabeth Arden, Inc., commented, “Second quarter sales and earnings were up solidly from the prior year, with strong retail sales performance within our North America and International businesses. Nonetheless, our net sales results were below original guidance due to lower than forecasted sales in department stores as well as softer than anticipated holiday sales at one of our major mass retail accounts. Despite strong sales growth among many of our global affiliates, international net sales were impacted by lower than expected inventory replenishment in our travel retail business and weakness in Greater China.”

Mr. Beattie continued, “Over the course of the past few months, we successfully completed the conversion of our Elizabeth Arden flagship doors and are very excited with the momentum of sales increases. The flagship model was established as a way for us to test, learn, and gather feedback on the repositioning of the Elizabeth Arden brand as well as build confidence in the growth potential of the brand with our key retail partners. Flagship counters in the North American markets were converted earlier this fall, with all door conversions complete by the end of October. U.S. flagship doors delivered 24% year-over-year retail sales growth from conversion through the end of December, well in excess of the U.S. prestige category which grew 5% for the second quarter.

The timing of the conversion of international flagship doors was staggered across the quarter due to retailer constraints. International flagship doors delivered 9% retails sales growth from conversion, reflecting later conversion dates as compared to the flagship doors in North America, and are gaining momentum by the week. The most recent weeks have achieved retail sales growth of 23%. Given our early success, we plan to extend key elements of the flagship model to the next tier of approximately 200 doors globally during the remainder of fiscal 2013 and drive sales growth behind the roll out of new products for our international markets during the second half of the fiscal year.”

SIX MONTH RESULTS

For the six months ended December 31, 2012, the Company reported net sales of $812.5 million, an increase of 10.8%, as compared to the prior year period. Excluding the unfavorable impact of foreign currency translation, net sales increased by 12%. On a reported basis, net income per diluted share for the six months ended December 31, 2012 was $1.54. On an adjusted basis, net income per diluted share was $2.02, as compared to net income per diluted share of $1.73 for the prior year period. Adjusted net income per diluted share excludes acquisition-related expenses and non-recurring charges associated with the Elizabeth Arden brand repositioning. A reconciliation between GAAP and adjusted results can be found in the tables and footnotes at the end of this press release.

OUTLOOK

Based on the retail trends year-to-date and the seasonally slower fragrance market in the second fiscal half, the Company is reducing its second half revenue and earnings guidance. For the full fiscal year ending June 30, 2013, the Company currently expects net sales to increase by 9% to 11%, assuming an expected unfavorable impact from foreign currency of approximately 0.5%, as compared to the prior year period, and for earnings per diluted share (adjusted) to be in the range of $2.30 to $2.50. The Company currently expects gross margin (adjusted) for fiscal 2013 to increase by 75 to 100 basis points as compared to gross margin (adjusted) for fiscal 2012.

For the third quarter of fiscal 2013, the Company is introducing guidance for net sales of $255 million to $270 million, and for net income per diluted share of $0.00 to $0.04. The net sales guidance for the third quarter of fiscal 2013 assumes an unfavorable impact from foreign currency rates of approximately 0.2%, as compared to rates in effect for the prior year period.

The earnings guidance excludes non-recurring charges related to the Elizabeth Arden brand repositioning and expenses related to the acquisitions completed in the fourth quarter of fiscal 2012. The Company expects to incur the remainder of these charges, currently estimated at $4.3 million (pre-tax), primarily in the third quarter of fiscal 2013.

The guidance is based on current foreign currency rates. The Company also notes that continued global economic uncertainty may have a negative effect on retailer and consumer confidence and demand, and, along with the foreign currency volatility, makes forecasting difficult.

CONFERENCE CALL INFORMATION

The Company will host a conference call today at 9:30 a.m. Eastern Time. All interested parties can listen to a live web cast of the Company’s conference call by visiting the Investor Relations section of the Corporate tab on the Company’s web site at http://ir.elizabetharden.com. An online archive of the broadcast will be available within one hour of the completion of the call and will be accessible on the Company’s web site until March 1, 2013.

Elizabeth Arden is a global prestige beauty products company with an extensive portfolio of prestige beauty brands sold in over 120 countries. The company’s brand portfolio includes Elizabeth Arden skincare, color and fragrance products, the celebrity fragrance brands of Britney Spears, Elizabeth Taylor, Justin Bieber, Mariah Carey, Nicki Minaj, Taylor Swift, and Usher; the designer fragrance brands of Juicy Couture, Alfred Sung, BCBGMAXAZRIA, Geoffrey Beene, Halston, Ed Hardy, John Varvatos, Kate Spade, Lucky Brand, True Religion and Rocawear; and the lifestyle fragrance brands Curve, Giorgio Beverly Hills, and PS Fine Cologne.

Company Contact:	Marcey Becker, Senior Vice President, Finance

Investor/Press Contact:	Allison Malkin/Michael Fox Integrated Corporate Relations (203) 682-8200

ELIZABETH ARDEN, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF INCOME DATA

(Unaudited)

(In thousands, except percentages and per share data)

	Three Months Ended		Six Months Ended
	December 31, 2012	December 31, 2011	December 31, 2012	December 31, 2011
Net Sales	$467,919	$429,926	$812,460	$733,460
Cost of Goods Sold:
Cost of Sales	229,966	211,012	425,577	370,767
Depreciation Related to Cost of Goods Sold	1,487	1,601	3,018	2,944

Total Cost of Goods Sold	231,453	212,613	428,595	373,711

Gross Profit	236,466	217,313	383,865	359,749
Gross Profit Percentage	50.5%	50.5%	47.2%	49.0%

Selling, General and Administrative Expenses	163,253	148,451	292,660	266,898
Depreciation and Amortization	9,372	7,070	18,501	13,788

Total Operating Expenses	172,625	155,521	311,161	280,686

Interest Expense, Net	6,424	5,786	12,622	11,048

Income Before Income Taxes	57,417	56,006	60,082	68,015
Provision for Income Taxes	12,608	13,635	13,089	16,412

Net Income	$44,809	$42,371	$46,993	$51,603

As reported:

Net Income Per Basic Share	$1.51	$1.46	$1.59	$1.78
Net Income Per Diluted Share	$1.47	$1.42	$1.54	$1.73

Basic Shares	29,680	28,980	29,617	28,925
Diluted Shares	30,492	29,917	30,498	29,913

EBITDA (a)	$74,700	$70,463	$94,223	$95,795
EBITDA margin (a)	16.0%	16.4%	11.6%	13.1%

Adjusted to exclude acquisition-related and Elizabeth Arden repositioning costs, net of taxes (b)(c):

Gross Profit	$241,898	$217,313	$404,017	$359,749
Gross Profit Percentage	51.7%	50.5%	49.7%	49.0%

Net Income	$48,057	$42,371	$61,498	$51,603

Net Income Per Basic Share	$1.62	$1.46	$2.08	$1.78
Net Income Per Diluted Share	$1.58	$1.42	$2.02	$1.73

EBITDA (a)	$80,514	$70,463	$115,101	$95,795
EBITDA margin (a)	17.2%	16.4%	14.2%	13.1%

(a) EBITDA is defined as net income plus the provision for income taxes plus interest expense, plus depreciation and amortization. EBITDA should not be considered as an alternative to income from operations or net income (as determined in accordance with generally accepted accounting principles (GAAP)) as a measure of our operating performance or to net cash provided by operating, investing and financing activities (as determined in accordance with GAAP) or as a measure of our ability to meet cash needs. We believe that EBITDA is a measure commonly reported and widely used by investors and other interested parties as a measure of a company’s operating performance and debt servicing ability because it assists in comparing performance on a consistent basis without regard to capital structure, depreciation and amortization or non-operating factors (such as historical cost). Accordingly, as a result of our capital structure, we believe EBITDA is a relevant measure. This information has been disclosed here to permit a more complete comparative analysis of our operating performance relative to other companies and of our debt servicing ability. EBITDA may not, however, be comparable in all instances to other similar types of measures. We have also disclosed EBITDA as adjusted without giving effect to acquisition-related and Elizabeth Arden repositioning costs. This disclosure is being provided for comparability purposes because we believe it is meaningful to our investors and other interested parties to understand the EBITDA performance of the Company on a consistent basis without regard to the effect of acquisition-related and Elizabeth Arden repositioning costs.

The table below reconciles net income, as determined in accordance with GAAP, to EBITDA and to EBITDA as adjusted: (For a reconciliation of net income to EBITDA for prior periods, see the Company’s filings with the Securities and Exchange Commission which can be found on the Company’s website at www.elizabetharden.com.)

(In thousands)	Three Months Ended		Six Months Ended
	December 31, 2012	December 31, 2011	December 31, 2012	December 31, 2011
Net income	$44,809	$42,371	$46,993	$51,603
Plus:
Provision for income taxes	12,608	13,635	13,089	16,412
Interest expense, net	6,424	5,786	12,622	11,048
Depreciation related to cost of goods sold	1,487	1,601	3,018	2,944
Depreciation and amortization	9,372	7,070	18,501	13,788

EBITDA	74,700	70,463	94,223	95,795
Acquisition-related and Elizabeth Arden repositioning costs (c)	5,814	—	20,878	—

EBITDA as adjusted	$80,514	$70,463	$115,101	$95,795

The table below reconciles net cash flow (used in) provided by operating activities, as determined in accordance with GAAP, to EBITDA:

(Amounts in thousands)	Six Months Ended
	December 31, 2012	December 31, 2011
Net cash (used in) provided by operating activities	$(10,888)	$49,169
Changes in assets and liabilities, net of acquisitions	92,306	35,998
Interest expense, net	12,622	11,048
Amortization of senior note offering and credit facility costs	(682)	(621)
Provision for income taxes	13,089	16,412
Deferred income taxes	(9,376)	(13,711)
Amortization of share-based awards	(2,848)	(2,500)

EBITDA	$94,223	$95,795

(b) The table below reconciles the calculation of (i) net income and (ii) net income per share on a basic and diluted basis from the amounts reported in accordance with GAAP to such amounts before giving effect to acquisition-related and Elizabeth Arden repositioning costs. This disclosure is being provided for comparability purposes because we believe it is meaningful to our investors and other interested parties to understand the Company’s operating performance on a consistent basis without regard to the effect of acquisition-related and Elizabeth Arden repositioning costs. The presentation in the table below of the non-GAAP information titled “Net income as adjusted” and “Net income per basic and diluted share as adjusted” is not meant to be considered in isolation or as a substitute for net income or net income per basic and diluted share prepared in accordance with GAAP.

(In thousands, except per share data)	Three Months Ended		Six Months Ended
	December 31, 2012	December 31, 2011	December 31, 2012	December 31, 2011
Gross Profit:
Gross Profit as reported	$236,466	$217,313	$383,865	$359,749
Acquisition-related and Elizabeth Arden repositioning costs (c)	5,432	—	20,152	—

Gross Profit as adjusted	$241,898	$217,313	$404,017	$359,749

Net Income Per Basic Share:
Net income per basic share as reported	$1.51	$1.46	$1.59	$1.78
Acquisition-related and Elizabeth Arden repositioning costs, net of tax (c) (d)	0.11	—	0.49	—

Net income per basic as adjusted	$1.62	$1.46	$2.08	$1.78

Net Income Per Diluted Share:
Net income per diluted share as reported	$1.47	$1.42	$1.54	$1.73
Acquisition-related and Elizabeth Arden repositioning costs, net of tax (c) (d)	0.11	—	0.48	—

Net income per diluted share as adjusted	$1.58	$1.42	$2.02	$1.73

(c) For the three months ended December 31, 2012, gross profit and net income include $1.9 million (pre-tax) of inventory–related costs primarily for inventory purchased by us from New Wave Fragrances LLC and Give Back Brands LLC prior to the fragrance license acquisitions from those companies and $3.6 million (pre-tax) of costs related to the repositioning of the Elizabeth Arden brand. In addition, net income includes $0.3 million (pre-tax) of expenses related to the repositioning of the Elizabeth Arden brand that were recorded in selling, general and administrative expenses. For the six months ended December 31, 2012, gross profit and net income include $13.2 million (pre-tax) of inventory–related costs ($6.4 million of which did not required the use of cash in the current period) primarily for inventory purchased by us from New Wave Fragrances LLC and Give Back Brands LLC prior to the fragrance license acquisitions from those companies and $7.0 million (pre-tax) of costs related to the repositioning of the Elizabeth Arden brand. In addition, net income includes $0.3 million (pre-tax) in transition costs associated with the New Wave Fragrances LLC and Give Back Brands LLC acquisitions and $0.4 million (pre-tax) of expenses related to the repositioning of the Elizabeth Arden brand that were recorded in selling, general and administrative expenses.

(d) Our effective tax rate on a reported basis, which is calculated as a percentage of income before income taxes, was 22.0% and 21.8% for the three and six months ended December 31, 2012, respectively. On a reported basis, for the three and six months ended December 31, 2011, our effective tax rate was 24.3% and 24.1%, respectively. On an adjusted basis, for both the three and six months ended December 31, 2012, our effective tax rate was 24.0%.

SEGMENT NET SALES

The table below is a comparative summary of our net sales by reportable segment for the three and six months ended December 31, 2012 and 2011:

(In thousands)	Three Months Ended		% Increase (Decrease)		Six Months Ended		% Increase (Decrease)
	December 31, 2012	December 31, 2011	GAAP	Constant Rates (e)	December 31, 2012	December 31, 2011	GAAP	Constant Rates (e)
Segment Net Sales
North America	$311,077	$287,095	4.4%	4.4%	$542,634	$480,061	13.0%	13.0%
International	156,842	142,831	9.4%	8.6%	269,826	253,399	6.5%	10.1%

Total	$467,919	$429,926	6.0%	5.7%	$812,460	$733,460	10.8%	12.0%

PRODUCT CATEGORY NET SALES

The table below is a comparative summary of our net sales by product category for the three and six months ended December 31, 2012 and 2011:

(In thousands)	Three Months Ended		% Increase (Decrease)		Six Months Ended		% Increase (Decrease)
	December 31, 2012	December 31, 2011	GAAP	Constant Rates (e)	December 31, 2012	December 31, 2011	GAAP	Constant Rates (e)
Product Category
Net Sales:
Elizabeth Arden Brand	$147,957	$143,568	3.1%	3.8%	$256,436	$257,866	(0.6)%	1.7%
Celebrity, Lifestyle, Designer and Other Fragrances	319,962	286,358	11.7%	11.9%	556,024	475,594	16.9%	17.6%

Total	$467,919	$429,926	8.8%	9.2%	$812,460	$733,460	10.8%	12.0%

(e) Constant currency information compares results between periods assuming exchange rates had remained constant period-over-period and excludes gains and losses from foreign currency contracts in all periods. We calculate constant currency information by translating current-period results using prior-year GAAP foreign currency exchange rates. The gains and/or losses from foreign currency contracts were not material for all periods presented.

ELIZABETH ARDEN, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEET DATA

(Unaudited)

(In thousands)	December 31, 2012	June 30, 2012	December 31, 2011
Cash	$46,003	$59,080	$62,340
Accounts Receivable, Net	288,479	188,141	216,877
Inventories	322,835	291,987	264,632
Property and Equipment, Net	91,769	89,438	78,981
Exclusive Brand Licenses, Trademarks and Intangibles, Net	305,598	314,502	224,028
Goodwill	21,054	21,054	21,054
Total Assets	1,168,683	1,066,754	954,736
Short-Term Debt	103,500	89,200	—
Current Liabilities	334,058	278,679	212,047
Long-Term Liabilities	295,686	306,348	267,406
Long-Term Debt	250,000	250,000	250,000
Shareholders’ Equity	538,939	481,727	475,283
Working Capital	392,422	345,818	402,445

SUPPLEMENTARY CASH FLOW INFORMATION

(Unaudited)

(In thousands)

	Six Months Ended
	December 31, 2012	December 31, 2011
Net cash (used in) provided by operating activities	$(10,888)	$49,169
Net cash used in investing activities	(27,072)	(52,990)
Net cash provided by financing activities	24,816	9,164
Net (decrease) increase in cash and cash equivalents	(13,077)	3,490

In connection with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, Elizabeth Arden, Inc. is hereby providing cautionary statements identifying important factors that could cause our actual results to differ materially from those projected in forward-looking statements (as defined in such act). Any statements that are not historical facts and that express, or involve discussions as to, expectations, beliefs, plans, objectives, assumptions or future events or performance (often, but not always, indicated through the use of words or phrases such as “will likely result,” “are expected to,” “will continue,” “is anticipated,” “should,” “estimated,” “intends,” “plans,” “believes” and “projects”) may be forward-looking and may involve estimates and uncertainties which could cause actual results to differ materially from those expressed in the forward-looking statements. These statements include, but are not limited to, our guidance and expectations regarding net sales, earnings, gross margins, operating cash flow and returns on invested capital. In addition, any such statements are qualified in their entirety by reference to, and are accompanied by, the following key factors that have a direct bearing on our results of operations:

*	factors affecting our relationships with our customers or our customers’ businesses, including the absence of contracts with customers, our customers’ financial condition, and changes in the retail, fragrance and cosmetic industries, such as the consolidation of retailers and the associated closing of retail doors as well as retailer inventory control practices, including, but not limited to, levels of inventory carried at point of sale and practices used to control inventory shrinkage;
*	risks of international operations, including foreign currency fluctuations, hedging activities, economic and political consequences of terrorist attacks, disruptions in travel, unfavorable changes in U.S. or international laws or regulations, diseases and pandemics, and political instability in certain regions of the world;
*	our reliance on license agreements with third parties for the rights to sell many of our prestige fragrance brands;
*	our reliance on third-party manufacturers for substantially all of our owned and licensed products and our absence of contracts with suppliers of distributed brands and components for manufacturing of owned and licensed brands;
*	delays in shipments, inventory shortages and higher supply chain costs due to the loss of or disruption in our distribution facilities or at key third party manufacturing or fulfillment facilities that manufacture or provide logistic services for our products;
*	our ability to respond in a timely manner to changing consumer preferences and purchasing patterns and other international and domestic conditions and events that impact retailer and/or consumer confidence and demand, such as domestic or global recessions or economic uncertainty;
*	our ability to protect our intellectual property rights;
*	the success, or changes in the timing or scope, of our new product launches, advertising and merchandising programs;
*	the quality, safety and efficacy of our products;
*	the impact of competitive products and pricing;
*	our ability to (i) implement our growth strategy and acquire or license additional brands or secure additional distribution arrangements, (ii) successfully and cost-effectively integrate acquired businesses or new brands, and (iii) finance our growth strategy and our working capital requirements;
*	our level of indebtedness, our ability to realize sufficient cash flows from operations to meet our debt service obligations and working capital requirements, and restrictive covenants in our revolving credit facility, term loan and the indenture for our 7 3/8% senior notes;
*	changes in product mix to less profitable products;
*	the retention and availability of key personnel;
*	changes in the legal, regulatory and political environment that impact, or will impact, our business, including changes to customs or trade regulations, laws or regulations relating to ingredients or other chemicals or raw materials contained in products or packaging, or accounting standards or critical accounting estimates;
*	the success of our global Elizabeth Arden brand repositioning efforts;
*	the impact of tax audits, including the ultimate outcome of the pending Internal Revenue Service examination of our U.S. federal tax returns for the fiscal years ended June 30, 2008 and June 30, 2009, changes in tax laws or tax rates, and our ability to utilize our deferred tax assets;
*	our ability to effectively implement, manage and maintain our global information systems and maintain the security of our confidential data and our employees’ and customers’ personal information;
*	our reliance on third parties for certain outsourced business services, including information technology operations and employee benefit plan administration;
*	the potential for significant impairment charges relating to our trademarks, goodwill or other intangible assets that could result from a number of factors, including downward pressure on our stock price; and
*	other unanticipated risks and uncertainties.

We caution that the factors described herein could cause actual results to differ materially from those expressed in any forward-looking statements we make and that investors should not place undue reliance on any such forward-looking statements. Further, any forward-looking statement speaks only as of the date on which such statement is made, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of anticipated or unanticipated events or circumstances. New factors emerge from time to time, and it is not possible for us to predict all of such factors. Further, we cannot assess the impact of each such factor on our results of operations or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. This press release is qualified in its entirety by the cautionary statements and risk factor disclosure contained in our Securities and Exchange Commission filings, including our Annual Report on Form 10-K for the year ended June 30, 2012.

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